Exhibit (a)(1)(I)

For Immediate Release	TBC Contact: Patrice Kelty
561-383-3000x 2527 / (M) 561-420-3052

Midas Contact: Bob Troyer
630-438-3016 / (M) 312-543-6703

TBC CORPORATION AND MIDAS ANNOUNCE EARLY TERMINATION

OF HART-SCOTT-RODINO WAITING PERIOD

April 2, 2012 – Palm Beach Gardens, Fla. and Itasca, Ill. – TBC Corporation and Midas, Inc. announced today that they received early termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act) with respect to TBC’s cash tender offer for all of the shares of common stock of Midas, Inc. (NYSE: MDS) at a price of $11.50 per share on a fully diluted basis. TBC initiated the cash tender offer through its wholly owned subsidiary, Gearshift Merger Corporation, on March 28, 2012.

The expiration of the HSR Act waiting period satisfies one of the conditions to the tender offer, which will expire at 12:00 midnight (New York City time) at the end of Tuesday, April 24, 2012, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC. The tender offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the tender offer and not validly withdrawn prior to the expiration of the tender offer, a majority of the issued and outstanding shares on a fully diluted basis.

The Depositary for the tender offer is Computershare Trust Company, N.A. The Information Agent for the tender offer is D.F. King & Co., Inc. The Dealer-Manager for the tender offer is Morgan Joseph TriArtisan LLC.

About TBC Corporation

Headquartered in Palm Beach Gardens, Fla., TBC Corporation is one of the nation’s largest marketers of automotive replacement tires through a multi-channel strategy. TBC Corporation is a wholesale supplier to independent regional tire retailers and distributors throughout the U.S., Canada and Mexico. Additionally, TBC’s wholesale group operates Carroll Tire, a regional tire wholesale distributor servicing independent tire dealers across the United States. TBC’s Retail Group operates more than 1200 franchised and company-owned tire and automotive service centers under the brands Tire Kingdom®, Merchant’s Tire & Auto Centers®, NTB-National Tire & Battery and Big O Tires®. TBC is owned by Sumitomo Corporation of America (SCOA). SCOA is the largest subsidiary of Sumitomo Corporation (SC), one of Japan’s major integrated trading and investment business enterprises.

About Midas

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,250 franchised, licensed and company-owned Midas shops in 14 countries, including nearly 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 161 auto service centers in the United States and Mexico.

Forward Looking Statements

Statements in this communication may contain, in addition to historical information, certain “forward-looking statements.” All statements included in this communication concerning activities, events or developments that Midas expects, believes or anticipates will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the risk that the tender offer will not close because of a failure to satisfy one or more of the closing conditions and that Midas’ business will have been adversely impacted during the pendency of the tender offer. Forward-looking statements include: the expected benefits and costs of the transaction; management plans relating to the transaction; the anticipated timing of filings and approvals relating to the acquisition; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; projections of earnings; plans, strategies and objectives of management for future operations; any expectation or belief; and any assumptions underlying any of the foregoing. Additional information on these and other risks, uncertainties and factors is included in Midas’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC. Accordingly, no assurances can be given as to whether the transaction will be completed or if any of the other events anticipated by the forward-looking statements will occur or what impact they will have. Forward-looking statements speak only as of the date the statement was made. Midas does not undertake and specifically declines any obligation to update any forward-looking statements.

Notice to Investors

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares or other securities of Midas. TBC has filed a tender offer statement on Schedule TO with the SEC, and Midas has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase shares of Midas’ common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. Investors and Midas stockholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement, as they contain important information, including the various terms of, and conditions to, the tender offer. Such materials are available to Midas’ stockholders at no expense to them by contacting Midas at 1300 Arlington Heights Road, Itasca, Illinois 60143, Attn: Bob Troyer, telephone (630) 438-3016. In addition, Midas stockholders can obtain these documents and other documents filed with the U.S. Securities and Exchange Commission for free from the SEC’s website at www.sec.gov.

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